As filed with the Securities and Exchange Commission on December 20, 2019

Registration No. 333-221121

Registration No. 333-221122

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-221121

FORM S-3 REGISTRATION STATEMENT NO. 333-221122

Under

THE SECURITIES ACT OF 1933

CARRIZO OIL & GAS, INC.*

(Exact Name of Registrant as Specified in Its Charter)

Delaware	64-0844345
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2000 W. Sam Houston Parkway S., Suite 2000

Houston, Texas 77042

(281) 589-5200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michol L. Ecklund

Senior Vice President, General Counsel and Corporate Secretary

2000 W. Sam Houston Parkway S., Suite 2000

Houston, Texas 77042

(281) 589-5200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sean T. Wheeler, P.C.

Lanchi D. Huynh

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

United States

(713) 836-3600

*

Pursuant to the Agreement and Plan of Merger, dated as of July 14, 2019 (as amended), by and between Callon Petroleum Company, a Delaware corporation (“Callon”), and Carrizo Oil & Gas, Inc. (“Carrizo”), Carrizo merged with and into Callon (the “Merger”) on December 20, 2019, with Callon surviving the Merger. Callon is Carrizo’s successor-in-interest as a result of the Merger. Carrizo’s state of incorporation was Texas and its I.R.S. Employer Identification Number was 76-0415919. Certain subsidiaries of Carrizo prior to the Merger are also registrants and are identified below.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Additional Registrants as Specified in Their Respective Charters(1)	Jurisdiction of Incorporation/Organization	I.R.S. Employer Identification Number
Bandelier Pipeline Holding, LLC	Delaware	27-0629697
Callon (Eagle Ford) LLC (f/k/a Carrizo (Eagle Ford) LLC)	Delaware	45-2648836
Callon (Marcellus) LLC (f/k/a Carrizo (Marcellus) LLC)	Delaware	26-3529055
Callon (Marcellus) WV LLC (f/k/a Carrizo (Marcellus) WV LLC)	Delaware	27-3279601
Callon (Niobrara) LLC (f/k/a Carrizo (Niobrara) LLC)	Delaware	45-2648909
Callon (Permian) LLC (f/k/a Carrizo (Permian) LLC)	Delaware	46-2191866
Callon (Utica) LLC (f/k/a Carrizo (Utica) LLC)	Delaware	45-3092066
Callon Marcellus Holding Inc. (f/k/a Carrizo Marcellus Holding Inc.)	Delaware	26-3528920
CLLR, Inc.	Delaware	20-5154104
Hondo Pipeline, Inc.	Delaware	26-1309563
Mescalero Pipeline, LLC	Delaware	27-0638159

(1)

The address and telephone number of each additional registrant’s principal executive office is 2000 W. Sam Houston Parkway S., Suite 2000, Houston, Texas 77042, telephone number: (281) 589-5200. The agent for service for each additional registrant is Michol L. Ecklund at the same address and telephone number.

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Pursuant to that certain Agreement and Plan of Merger, dated as of July 14, 2019 (as amended), by and between Callon Petroleum Company, a Delaware corporation (“Callon”), and Carrizo Oil & Gas, Inc., a Texas corporation (“Carrizo”), Carrizo merged with and into Callon (the “Merger”) on December 20, 2019, with Callon surviving the Merger. As a result of the Merger, Callon is Carrizo’s successor-in-interest.

Callon (as Carrizo’s successor-in-interest) has terminated all offerings of Carrizo’s securities pursuant to Carrizo’s existing registration statements. Accordingly, Callon (as Carrizo’s successor-in-interest) and the additional registrants set forth in the “Table of Additional Registrants” on the cover page hereto (together, the “Registrants”) are filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (the “Registration Statements”), which have been previously filed by Carrizo and the other applicable Registrants with the Securities and Exchange Commission (the “SEC”), to deregister:

•	any and all securities registered under the Registration Statement on Form S-3 (No. 333-221121), filed with the SEC on October 25, 2017, that remain unsold as of the date hereof;

•

pursuant to such Registration Statement, the sale or issuance by the applicable Registrants of the following securities was registered: an indeterminate number or amount of debt securities; shares of common stock, par value $0.01 per share, of Carrizo (“Carrizo Common Stock”); shares of preferred stock, par value $0.01 per share, of Carrizo; warrants; guarantees of debt securities; depositary shares; share purchase contracts; units consisting of any combination of the foregoing securities; and securities as may from time to time be issuable as a result of stock splits, stock dividends or applicable anti-dilution provisions; and

•	any and all securities registered under the Registration Statement on Form S-3 (No. 333-221122), filed with the SEC on October 25, 2017, that remain unsold as of the date hereof;

•

pursuant to such Registration Statement, the sale by certain selling shareholders named therein in one or more secondary offerings of the following securities was registered: 250,000 shares of Carrizo’s 8.875% Redeemable Preferred Stock, par value $0.01 per share (“Carrizo Preferred Stock”); 4,000,000 shares of Carrizo Common Stock that may be issued as payment of dividends on the Carrizo Preferred Stock; 2,750,000 shares of Carrizo Common Stock that may be issued upon exercise of Carrizo’s Series A warrants (“Carrizo Warrants”); an indeterminate number of shares of Carrizo Common Stock that may become issuable as payment of dividends on the Carrizo Preferred Stock to the extent the amount set forth above is inadequate, upon redemption of the Carrizo Preferred Stock and upon exercise of the Carrizo Warrants as a result of anti-dilution adjustments; and an indeterminate number of additional shares of Carrizo Common Stock and Carrizo Preferred Stock that may become issuable as a result of any stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar transactions.

The Registrants, by filing these Post-Effective Amendments, hereby terminate the effectiveness of the Registration Statements. These Post-Effective Amendments are being filed in accordance with an undertaking made by the applicable Registrants in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each of the Registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 20, 2019.

CALLON PETROLEUM COMPANY (as successor-in-interest to Carrizo Oil & Gas, Inc.)
BANDELIER PIPELINE HOLDING, LLC
CALLON (EAGLE FORD) LLC (f/k/a Carrizo (Eagle Ford) LLC)
CALLON (MARCELLUS) LLC (f/k/a Carrizo (Marcellus) LLC)
CALLON (MARCELLUS) WV LLC (f/k/a Carrizo (Marcellus) WV LLC)
CALLON (NIOBRARA) LLC (f/k/a Carrizo (Niobrara) LLC)
CALLON (PERMIAN) LLC (f/k/a Carrizo (Permian) LLC)
CALLON (UTICA) LLC (f/k/a Carrizo (Utica) LLC)
CALLON MARCELLUS HOLDING INC. (f/k/a Carrizo Marcellus Holding Inc.)
CLLR, INC.
HONDO PIPELINE, INC.
MESCALERO PIPELINE, LLC

By:	/s/ Michol L. Ecklund
Name:	Michol L. Ecklund
Title:	Senior Vice President, General Counsel and Corporate Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.